Exhibit 5.5

CONSENT OF JASON COX

In connection with the annual information form of Avalon Rare Metals Inc. (the “Company”) dated November 28, 2013 (the “AIF”) and the Company’s management discussion and analysis of financial statements for the year ended August 31, 2012 (the “MD&A”) which included references to my name and to the use of the report entitled “Technical Report on the Thor Lake Project, Northwest Territories, Canada” dated August 25, 2011 (the “Technical Report”) and the information derived from the Technical Report, the undersigned hereby consents to (i) the reference of the undersigned’s name in the AIF, (ii) the use of information derived from the Technical Report in the AIF and the MD&A and (iii) the use of information related to mineral reserve estimates for the Nechalacho property which are included in the AIF and the MD&A, which are included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

/s/ Jason Cox________ Jason Cox, P. Eng

Date: September 10, 2013